EXHIBIT 10.22

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

Fund XIII and Fund XIV Associates,

a Georgia joint venture partnership

AS SELLER

AND

AMB Institutional Alliance Fund III, L.P.,

a Delaware limited partnership

AS PURCHASER

FOR

7500 Setzler Parkway

Brooklyn Park, Minnesota

Dated as of January 12, 2007

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made as of the 12th day of January, 2007 (the “Effective Date”) by and between Fund XIII and Fund XIV Associates, a Georgia joint venture partnership (“Seller”), having an office 6200 The Corners Parkway, Norcross, Georgia 30092, and AMB Institutional Alliance Fund III, L.P., a Delaware limited partnership (“Purchaser”), having an office at 6250 North River Road, Suite 1100, Rosemont, Illinois 60018.

ARTICLE I

PURCHASE AND SALE

1.1 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase the following:

(a) that certain tract or parcel of land situated in Hennepin County, Minnesota, more particularly described on Exhibit A attached hereto and made a part hereof, together with all and singular the rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in clause (a) of this Section 1.1 being herein referred to collectively as the “Land”);

(b) the buildings, structures, fixtures and other improvements on the Land, including specifically, without limitation, that certain warehouse building located thereon having a street address of 7500 Setzler Parkway, Brooklyn Park, Minnesota (the property described in clause (b) of this Section 1.1 being herein referred to collectively as the “Improvements”);

(c) all of Seller’s right, title and interest in and to all tangible personal property upon the Land or within the Improvements, including specifically, without limitation, appliances, furniture, carpeting, draperies and curtains, tools and supplies, and other items of personal property (excluding cash) used exclusively in connection with the operation of the Land and the Improvements and only as specifically described on Exhibit B attached hereto and made a part hereof (the property described in clause (c) of this Section 1.1 being herein referred to collectively as the “Personal Property”);

(d) all of Seller’s right, title and interest in and to that certain lease more fully described on Exhibit C (the “Lease Schedule”) attached hereto and made a part hereof (the property described in clause (d) of this Section 1.1 being herein referred to as the “Lease”); and

(e) all of Seller’s right, title and interest in and to (i) the service agreements (collectively, the “Operating Agreements”) listed and described on Exhibit D (the “Operating Agreements Schedule”) attached hereto and made a part hereof, to the extent assumed by Purchaser under Section 5.4(d), and (ii) all assignable existing warranties and guaranties (expressed or implied) issued to Seller in connection with the Improvements or the Personal Property (the property described in this Section 1.1(e) being sometimes herein referred to collectively as the “Intangibles”).

1.2 Property Defined. The Land, the Improvements, the Personal Property, the Lease and the Intangibles are hereinafter sometimes referred to collectively as the “Property.”

1.3 Permitted Exceptions. The Property shall be conveyed subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to Article II hereof (herein referred to collectively as the “Permitted Exceptions”).

1.4 Purchase Price. Seller is to sell and Purchaser is to purchase the Property for a total of EIGHT MILLION NINE HUNDRED FIFTY THOUSAND DOLLARS ($8,950,000) (the “Purchase Price”).

1.5 Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Purchaser prior to the Closing.

1.6 Earnest Money. Within two (2) Business Days following the execution of this Agreement, Purchaser will deposit with Chicago Title Insurance Company (the “Escrow Agent” or “Title Company”), having its office at 4170 Ashford Dunwoody Road, Suite 460, Atlanta, Georgia Attention: Judy Stillings, the sum of Two Hundred Fifty Thousand Dollars ($250,000) (the “First Deposit”) in good funds, either by certified bank or cashier’s check or by federal wire transfer. If Purchaser does not exercise the right to terminate this Agreement in accordance with Section 2.3 or Section 3.2 hereof, Purchaser shall, on or before the last day of the Inspection Period (as such term is defined in Section 3.1 hereof), deposit with the Escrow Agent the additional sum of Two Hundred Thousand Dollars ($200,000) (the “Second Deposit”) in good funds, either by certified bank or cashier’s check or by federal wire transfer as an additional deposit under this Agreement. The Escrow Agent shall hold the First Deposit and the Second Deposit in an interest-bearing account in accordance with the terms and conditions of an escrow agreement entered into among Seller, Purchaser and Escrow Agent simultaneously with the execution of this Agreement. The First Deposit and the Second Deposit, together with all interest earned on such sums, are herein referred to collectively as the “Earnest Money.” All interest accruing on such sums shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement. Upon the expiration of the Inspection Period, the Earnest Money shall be non-refundable to Purchaser except as expressly set forth in this Agreement. If Purchaser fails to deliver the Second Deposit to the Escrow Agent within the period specified above, this Agreement shall, at the option of Seller, terminate automatically. Upon such termination Escrow Agent shall deliver the Earnest Money to Seller promptly thereafter and neither party shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. Time is of the essence for the delivery of Earnest Money under this Agreement.

1.7 Delivery to Title Company. Upon mutual execution of this Agreement, the parties hereto shall deposit an executed copy of this Agreement with Title Company and this Agreement shall (along with such supplementary instructions not inconsistent herewith as either party hereto may deliver to Title Company) serve as escrow instructions to Title Company for the consummation of the purchase and sale contemplated hereby. Seller and Purchaser agree to execute such additional escrow instructions as Title Company may reasonably require and which are not inconsistent with the provisions hereof; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

ARTICLE II

TITLE AND SURVEY

2.1 Title Examination; Commitment for Title Insurance. Seller has obtained from the Title Company and delivered, or shall obtain from the Title Company and deliver, to Purchaser, a preliminary title report (the “Title Commitment”) covering the Land and Improvements. Purchaser shall pay the costs associated with the Title Commitment. Purchaser shall have until the last day of the Inspection Period (as defined in Section 3.1 hereof) (the “Title Exam Deadline”) to review the Title Commitment. At Closing, at Purchaser’s sole expense, Purchaser may obtain from the Title Company an Owner’s Policy of Title Insurance in the full amount of the Purchase Price pursuant to Section 2.4 hereof.

2.2 Survey. Seller has delivered or shall deliver to Purchaser and the Title Company, Seller’s existing survey of the Property (the “Survey”). Purchaser may, at its sole cost and expense, update and recertify the Survey. Purchaser shall delivery a copy of any such Survey update to Seller prior to the Closing.

2.3 Title Objections; Cure of Title Objections. Purchaser shall have until the Title Exam Deadline to notify Seller, in writing, of such objections as Purchaser may have to anything contained in the Title Commitment or the Survey. Any item disclosed by the Title Commitment or the Survey to which Purchaser does not object prior to the Title Exam Deadline shall be deemed a Permitted Exception. If Purchaser shall notify Seller of objections to title or to matters shown on the Survey prior to the Title Exam Deadline, Seller shall have the right, but not the obligation, to cure such objections. Within ten (10) days after receipt of Purchaser’s notice of objections, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure such objections. Seller’s failure to respond within said ten (10) day period shall be deemed to be Seller’s election not to attempt to cure any such objections. If Seller elects to attempt to cure, and provided that Purchaser shall not have terminated this Agreement in accordance with Section 3.2 hereof, Seller shall have until the date of Closing to attempt to remove, satisfy or cure the same. Seller shall not be obligated to expend any sums, commence any suits or take any other action to effect such cure or removal. If Seller elects not to cure any objections specified in Purchaser’s notice, or if Seller is unable to effect a cure prior to the Closing after Seller notified Purchaser that it would cure such objection (or any date to which the Closing has been adjourned), Purchaser shall have the following options: (i) to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matter objected to by

Purchaser which Seller is unwilling or unable to cure, and without reduction of the Purchase Price; or (ii) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If Seller notifies (or is deemed to have notified) Purchaser that Seller does not intend to attempt to cure any title objection; or if, having commenced attempts to cure any objection, Seller later notifies Purchaser that Seller will be unable to effect a cure thereof; Purchaser shall, within five (5) days after such notice has been given, notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (i) or to terminate this Agreement under clause (ii). Purchaser’s failure to notify Seller within said five (5) day period shall be deemed to be Purchaser’s election to accept the conveyance under clause (i) above. Notwithstanding anything to the contrary contained herein, Seller shall be unconditionally obligated to take all steps; spend all necessary funds; institute and prosecute any action or proceeding; and otherwise take any and all steps and measures to cure or remove the following title defects (the “Mandatory Cure Items”), whether described in the Title Commitment, or first arising or first disclosed by the Title Company (or otherwise) to Purchaser after the date of the Title Commitment, and whether or not raised in Purchaser’s notice of title objection: (a) liens securing a mortgage, deed of trust or trust deed; (b) any lien, encumbrance, covenant, easement or restriction arising as a result of, due to, or because of, any willful or intentional act or omission of any or all of Seller, its members, partners or shareholders and the officers, directors, employees, agents or duly authorized managing agent of any or all of Seller, its members, partners or shareholders (collectively “Seller Parties”), which act or omission occurs after the Effective Date; (c) judgment liens against any or all of Seller and the Seller Parties; tax liens; and broker’s liens; and (d) any mechanics liens, up to the maximum aggregate amount of Thirty Thousand Dollars ($30,000,) that are based upon a written agreement between either (x) the claimant (a “Contract Claimant”) and any or all of Seller and the Seller Parties, or (y) the Contract Claimant and any other contractor, supplier or materialman with which any or all of Seller and the Seller Parties has a written agreement.

2.4 Conveyance of Title. At Closing, Seller shall convey and transfer to Purchaser such title to the Land and Improvements as will enable the Title Company to issue to Purchaser an ALTA Owner’s Policy of Title Insurance (the “Title Policy”) covering the Property, in the full amount of the Purchase Price. Notwithstanding anything contained herein to the contrary, the Property shall be conveyed subject to the following matters, which shall be deemed to be Permitted Exceptions:

(a) the rights of tenant, as tenant only, under the Lease;

(b) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided; and

(c) items appearing of record or shown on the Survey and, in either case, not objected to by Purchaser or waived or deemed waived by Purchaser in accordance with Sections 2.3 or 2.5 hereof.

2.5 Pre-Closing “Gap” Title Defects. Whether or not Purchaser shall have furnished to Seller any notice of title objections pursuant to the foregoing provisions of this Agreement, Purchaser may, at or prior to Closing, notify Seller in writing of any objections to title first raised by the Title Company between (a) the expiration of the Inspection Period, and (b) the date on which the transaction contemplated herein is scheduled to close. With respect to any objections to title set forth in such notice, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Purchaser before the Title Exam Deadline.

ARTICLE III

INSPECTION PERIOD

3.1 Right of Inspection.

(a) During the period beginning upon the Effective Date and ending at 5:00 p.m. (local time at the Property) on January 22, 2007 (hereinafter referred to as the “Inspection Period”), Purchaser shall have the right to make a physical inspection of the Property and to examine at such place or places at the Property, in the offices of the property manager or elsewhere as the same may be located, any operating files maintained by Seller or its property manager in connection with the leasing, current maintenance and/or management of the Property, including, without limitation, the Lease, lease files, Operating Agreements, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Property, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Property and similar materials, but excluding materials not directly related to the leasing, current maintenance and/or management of the Property such as, without limitation, Seller’s internal memoranda, financial projections, budgets, environmental reports, property condition reports, appraisals, accounting and tax records and similar proprietary, elective or confidential information. In addition to the items described above, Seller shall deliver to Purchaser the documents described on Exhibit L attached hereto (collectively, the “Seller Deliveries”). Seller acknowledges that it has delivered all of the Seller Deliveries in its possession or control to Purchaser as of the Effective Date of this Agreement.

(b) Purchaser understands and agrees that any on-site inspections of the Property shall be conducted upon at least twenty-four (24) hours’ prior written notice to Seller so as to provide Seller a reasonable opportunity to have a representative of the Seller present for any on-site inspection; provided, however, that Seller’s failure to have a representative present shall not impair Purchaser’s right to enter the Property. Such physical inspection shall not unreasonably interfere with the use of the Property by Seller or its tenants nor shall Purchaser’s inspection damage the Property in any respect. Such physical inspection shall not be invasive in any respect (unless Purchaser obtains Seller’s prior written consent, which consent will not be unreasonably withheld), and in any event shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations. Following each entry by Purchaser with respect to inspections and/or tests on the Property, Purchaser shall restore the Property to its original condition as existed prior to any such inspections and/or tests. Seller shall cooperate with Purchaser in its due diligence but shall not be obligated to incur any liability or expense in connection therewith. Purchaser shall not contact any tenants of the Property without prior notice to Seller and allowing Seller the reasonable opportunity to participate, and shall not unreasonably disrupt Seller’s or any tenant’s activities on the Property. Purchaser shall not disclose any information obtained pursuant to any on-site inspection or environmental report to Seller, provided that, upon written request from Seller, Purchaser shall be obligated to disclose any information to Seller obtained pursuant to any on-site inspection or environmental report within five (5) days of such request.

(c) Purchaser agrees to indemnify against and hold Seller harmless from any claim for liabilities, costs, expenses (including reasonable attorneys’ fees actually incurred) damages or injuries arising out of or resulting from the inspection of the Property by Purchaser or its agents, and notwithstanding anything to the contrary in this Agreement, which obligation to indemnify and hold harmless Seller shall survive Closing or any termination of this Agreement. All inspections shall occur at reasonable times agreed upon by Seller and Purchaser. Prior to Purchaser entering the Property to conduct the inspections and/or tests described above, Purchaser shall obtain and maintain, at Purchaser’s sole cost and expense, and shall deliver to Seller evidence of, the following insurance coverage, and shall cause each of its agents and contractors to obtain and maintain, and, upon request of Seller, shall deliver to Seller evidence of, the following insurance coverage: general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of at least Two Million and No/100 Dollars ($2,000,000.00) combined single limit for personal injury and property damage per occurrence, such policy to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, employees or contractors in connection with such inspections and/or tests.

3.2 Right of Termination. Seller agrees that in the event Purchaser determines that the Property is not suitable for its purposes, in Purchaser’s sole discretion, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Inspection Period. If Purchaser gives such notice of termination within the Inspection Period, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser. Time is of the essence with respect to the provisions of this Section 3.2. If Purchaser fails to give Seller a notice of termination prior to the expiration of the Inspection Period, Purchaser shall no longer have any right to terminate this Agreement under this Section 3.2 and (subject to the provisions of Sections 2.3, 2.5 and 4.7 hereof) shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement.

ARTICLE IV

CLOSING

4.1 Time and Place. The parties shall conduct an escrow closing (“Closing”) on February 7, 2007, or such earlier date as may be agreed to by the parties, subject to extension pursuant to Section 7.1 hereof (the “Closing Date”). At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 hereof and Section 4.3 hereof, the performance of which obligations shall be concurrent conditions. Notwithstanding anything in this Section 4.1 to the contrary, the parties agree to use commercially reasonable efforts to pre-close the transaction contemplated hereby (i.e., sign documents into escrow) on the business day immediately preceding the then-scheduled Closing Date.

4.2 Seller’s Obligations at Closing. At Closing, Seller shall deliver to the Title Company:

(a) a duly executed limited warranty deed in the form of Exhibit E attached hereto, conveying the Land and Improvements, subject only to the Permitted Exceptions; the warranty of title in the Deed will be only as to claims made by, through or under Seller and not otherwise;

(b) four (4) duly executed counterparts of a bill of sale in the form of Exhibit F attached hereto;

(c) four (4) duly executed counterparts of an assignment and assumption agreement as to the Lease in the form of Exhibit G attached hereto;

(d) four (4) duly executed counterparts of an assignment and assumption agreement as to the Assumed Operating Agreements and other Intangibles in the form of Exhibit H attached hereto;

(e) the Tenant Estoppel (as defined in Section 5.4(b) hereof), to the extent received by Seller;

(f) four (4) duly executed original of a notice in the form of Exhibit I attached hereto, a copy of which Purchaser shall send to the tenant under the Lease informing such tenant of the sale of the Property and of the assignment to Purchaser of Seller’s interest in, and obligations under, the Lease (including, if applicable, any security deposits) and directing that all rent and other sums payable under the Lease after the Closing shall be paid as set forth in the notice;

(g) four (4) originals of a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, stating that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the date of Closing (with appropriate modifications of those representations and warranties made in Section 5.1 hereof to reflect any changes therein including without limitation any changes resulting from actions under Section 5.4 hereof) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change if adverse to Purchaser, constitute the non-fulfillment of the condition set forth in Section 4.7(b) hereof; if, despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

(h) such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(i) four (4) duly executed counterparts of an affidavit by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act in the form of Exhibit J attached hereto;

(j) the Lease, Operating Agreements and licenses and permits, if any, in the possession of Seller or Seller’s agents, together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property;

(k) such additional documents as shall be reasonably required to consummate the transaction expressly contemplated by this Agreement;

(l) if required by the Title Company, an ALTA (or comparable) Statement, each executed by Seller and in form and substance acceptable to the Title Company; and

(m) the Tax Affidavit (as hereinafter defined); and

(n) possession and occupancy of the Property, subject to the rights of tenant under the Lease and the Permitted Exceptions.

Purchaser shall cooperate with Seller, at Seller’s cost and expense, for a period of three (3) year after the Closing in case of Seller’s need in response to any legal requirements, tax audits, tax return preparation or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all instruments, files and records, which right shall survive the Closing.

4.3 Purchaser’s Obligations at Closing. At Closing, Purchaser shall deliver to Title Company:

(a) the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.5 hereof, it being agreed that at Closing the Earnest Money shall be delivered to Seller and applied towards payment of the Purchase Price, and it being further understood that Title Company shall receive such proceeds at its bank account no later than 2:00 p.m. Eastern time on the date of Closing, failing which the pro-rations shall be re-determined to coincide with the date on which said funds are received prior to 2:00 p.m. Eastern time (time being of the essence with respect to this subparagraph);

(b) four (4) duly executed counterparts of the instruments described in Sections 4.2(b), 4.2(c), 4.2(d) and 4.2(f) hereof;

(c) such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser; and

(d) such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

4.4 Title Company’s Obligations at Closing. Subject to the terms of any escrow instructions received from counsel for either Purchaser or Seller which are not contradictory with this Agreement, at Closing, Title Company shall:

(a) at such time as Title Company holds and is irrevocably obligated to deliver the Purchase Price to Seller, record the Deed in the Official Records of Hennepin County, Minnesota.

(b) deliver to Seller the Purchase Price by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Title Company prior to the Closing;

(c) deliver to Seller and Purchaser two (2) fully executed counterparts of the instruments described in Sections 4.2(b), 4.2(c), 4.2(d), 4.2(f), 4.2(g) and 4.2(i) hereof; and

(d) deliver to Seller and Purchaser settlement statements prepared by Title Company and approved by Seller and Purchaser not less than two (2) business days prior to the Closing.

4.5 Credits and Prorations.

(a) Seller shall prepare a schedule of tentative prorations, and Purchaser and Seller shall endeavor to finalize such schedule no later than three (3) business days prior to Closing. The following shall be apportioned with respect to the Property as of 12:01 a.m., on the day of Closing, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs:

(i) rents, if any, as and when collected (the term “rents” as used in this Agreement includes all payments due and payable by tenant under the Lease);

(ii) taxes (including personal property taxes on the Personal Property) and assessments levied against the Property;

(iii) payments under the Assumed Operating Agreements;

(iv) gas, electricity and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing; and

(v) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the area in which the Property is located.

(b) Notwithstanding anything contained in the foregoing provisions:

(i) At Closing, (A) Seller shall, at Seller’s option, either deliver to Purchaser any security deposits actually held by Seller pursuant to the Lease or credit to the account of Purchaser the amount of such security deposits (to the extent such security deposits are not applied against delinquent rents or otherwise as provided in the Lease), (B) if Seller is holding letters of credit as a security deposit or portion thereof, then Seller shall either (1) if same are assignable, at Seller’s option either assign such letters of credit to Purchaser or deliver to Purchaser the forms necessary to do so (completed and executed, to the extent required, by Seller), or (2) if not assignable, endeavor to cause such letters of credit to be re-issued in favor of Purchaser (and if any letter of credit cannot be re-issued prior to Closing, then Seller shall escrow the applicable amount with the Escrow Agent until re-issuance); and (C) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property, or, at Seller’s option, Seller shall be entitled to receive and retain such refundable cash and deposits.

(ii) Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments for the current year are not yet due and payable and have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing.

(iii) Charges referred to in Section 4.5(a) hereof which are payable by any tenant to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges unpaid and Purchaser shall look solely to the tenant responsible therefor for the payment of the same. If Seller shall have paid any of such charges on behalf of any tenant relating to calendar year 2007 (and not prior year reconciliation obligations), and shall not have been reimbursed therefor by the time of Closing, Purchaser shall credit to Seller an amount equal to all such charges so paid by Seller. If Seller shall have received payment for any of such charges on behalf of any tenant relating to calendar year 2007 (and not prior year reconciliation obligations), and has not paid such expenses by the time of Closing, Seller shall credit to Purchaser an amount equal to all such payments received by Seller; provided, however, to the extent Seller is charged for a real estate tax proration under Section 4.5(b)(ii) above, Seller shall be deemed to have paid such real estate tax expense at Closing and Seller shall not incur an additional charge under this Section 4.5(b)(iii).

(iv) Seller shall receive the entire advantage of any discounts for the prepayment by it of any taxes, water rates or sewer rents.

(v) As to gas, electricity and other utility charges referred to in Section 4.5(a)(iv) hereof, Seller may on notice to Purchaser elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, payment shall be made at or prior to a Closing and such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the Closing.

(vi) Seller shall pay the amount of any and all sales or similar taxes payable in connection with the Personal Property and Seller shall execute and deliver any tax returns required of it in connection therewith, said obligations of Seller to survive Closing.

(vii) Any time on or after the Closing Date, if Seller collects any rent for the Property (excluding any payments or rent received by Seller with respect to a true-up for 2006), Seller shall deliver all such sums to Purchaser, within five (5) days after the receipt thereof. All rents and other charges received by Purchaser (whether from tenants or Seller) after the Closing Date shall be first applied against current and past due obligations owed to, or for the benefit of, Purchaser, and any excess shall be delivered to Seller, within ten (10) days of receipt by Purchaser, but only to the extent of amounts owed to, and for the benefit of, Seller for the period prior to the Closing Date. Purchaser will make a good faith effort after Closing to collect all rents in the usual course of Purchaser’s operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents. If there shall be any rents or other charges under the Lease which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing (such as year end common area expense reimbursements and the like), then any rents or charges of such type received by Purchaser or its agents or Seller or its agents subsequent to Closing shall, to the extent applicable to a period extending through the Closing, be prorated between Seller and Purchaser as of Closing and Seller’s portion thereof shall be remitted promptly to Seller by Purchaser.

(c) If a post closing true-up for 2007 is necessary, Purchaser shall work diligently with Seller to finalize the prorations as soon as possible, but in no event later than forty-five (45) days after the close of the calendar year. Purchaser shall be responsible for billing and collecting, if necessary, any amounts owed by tenant as a result of the true-up. Purchaser agrees to refund Seller’s portion of Landlord’s CAM reimbursement within thirty (30) days of receipt of funds. If any tenant is owed a refund, Seller agrees to refund to Purchaser its proportionate share within forty-five (45) days after receiving notification from Purchaser of such amounts owed; Seller shall have the right to review the true-up and withhold any refund until the completion of said review. Seller shall be solely responsible for a true-up for 2006.

(d) The provisions of this Section 4.5 shall survive Closing.

4.6 Closing Costs. Seller shall pay: (a) the fees of any counsel representing it in connection with this transaction; (b) one-half of any escrow fee which may be charged by the Escrow Agent or Title Company, (c) pay the fees for recording the Deed; and (d) pay any transfer tax, recordation tax, grantor’s tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property. Purchaser shall: (u) pay the fees of any counsel representing Purchaser in connection with this transaction; (v) pay or reimburse Seller for the amount of (i) the fee for the title examination and (ii) the Title Commitment, and pay the premium for the Owner’s Policy of Title Insurance to be issued to Purchaser by the Title Company at Closing; (w) pay the cost of the Survey or any Survey update (to the extent paid by Seller); and (x) pay one-half of any escrow fees charged by the Escrow Agent or Title Company. All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring such costs and expenses. The provisions of this Section 4.6 shall survive the Closing or any early termination of this Agreement.

4.7 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a) Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2 hereof.

(b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

(c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.

(d) Purchaser’s receipt and approval of the completed Tenant Estoppel pursuant to the requirements of Section 5.4(b).

Purchaser acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Purchaser’s ability to obtain any (i) governmental or quasi-governmental approvals or changes or modifications in use or zoning, (ii) modification of any existing land use restriction, (iii) consents to assignments of any Assumed Operating Agreements or (iv) endorsements to the Title Policy.

4.8 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a) Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

(b) Purchaser shall have delivered to Title Company all of the items required to be delivered to Title Company pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3 hereof.

(c) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

(d) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date:

(a) Organization and Authority. Seller has been duly organized and is validly existing under the laws of Georgia. Seller has the full right, power and authority to enter into this Agreement and, to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so. No consent of any creditor, investor, judicial or administrative body, governmental authority, or other governmental body or agency, or other party to such execution, delivery and performance by Seller is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Seller is a party or by which Seller or the Property are bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Seller and/or the Property is subject.

(b) Pending Actions. To Seller’s knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending or threatened in writing against the Property or the transaction contemplated by this Agreement.

(c) Lease. Seller is the lessor or landlord or the successor lessor or landlord under the Lease. Except as set forth in the Lease Schedule, to Seller’s knowledge, there are no other leases or occupancy agreements to which Seller is a party affecting the Property. There are no free rent, operating expense abatements, incomplete tenant improvements, rebates, allowances, or other unexpired concessions under the Lease. The tenant under the Lease has not indicated to Seller either orally or in writing its intent to terminate its Lease prior to expiration of the term of the Lease. No brokerage or similar fee is due or unpaid by Seller with respect to the Lease. No brokerage or similar fee shall be due or payable from and after the Closing with respect to the Lease, including, without limitation, on account of the exercise of any renewal, extension or expansion options arising under the Lease.

(d) Condemnation. To Seller’s knowledge, no condemnation proceedings relating to the Property are pending or threatened.

(e) Not a Foreign Person. Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

(f) Employees. Seller has no employees at the Property.

(g) Contracts. Seller is not a party to any contracts of any kind relating to the management, leasing, operation, maintenance or repair of the Property, except the Operating Agreements. The Operating Agreements are terminable, without penalty, on no more than thirty (30) days written notice. Seller has not received any written notice alleging that it has failed to timely perform all of the obligations required to be performed by it, nor alleging that Seller is otherwise in default under, any of the Operating Agreements.

(h) Seller’s Knowledge. Bert Collins is the Associate, Asset Manager, who has been actively involved in the management of Seller’s business with respect to the Property

(i) Other Taxes. The sale of the Property to Purchaser hereunder is not subject to, and does not subject Purchaser to, any liability for income tax, retail sales tax or bulk sales obligation under the law of the state in which the Property is located. Seller shall deliver to Purchaser at Closing an affidavit of Seller confirming such matters (the “Tax Affidavit”).

(j) Compliance with Laws and Codes. Seller has not received any written notice advising or alleging that the entirety of the Property, and the use and operation thereof, are not in compliance with all applicable municipal and other governmental laws, ordinances, rules, regulations, codes (including Environmental Laws), licenses, permits and authorizations, for which Seller has not cured or resolved the issue of noncompliance.

5.2 Knowledge Defined. References to the “knowledge” of Seller shall refer only to the actual knowledge of the Designated Employee (as hereinafter defined) and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon such Designated Employee any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term “Designated Employee” shall refer to the following person: Bert Collins.

5.3 Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1 hereof as updated by the certificate of Seller to be delivered to Purchaser at Closing in accordance with Section 4.2(g) hereof, shall survive Closing for a period of one hundred and eighty (180) days. No claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing, (b) unless the valid claims for all such breaches collectively aggregate more than Fifty Thousand Dollars ($50,000), in which event the full amount of such claims shall be actionable, and (c) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said one hundred and eighty (180) day period and an action shall have been commenced by Purchaser against Seller within ninety (90) days after the termination of the survival period provided for above in this Section 5.3. As used herein, the term “Cap” shall mean the total aggregate amount of 3% of the Purchase Price. In no event shall Seller’s aggregate liability to Purchaser for breach of any representation or warranty of Seller in this Agreement or the certificate to be delivered by Seller at Closing pursuant to Section 4.2(g) hereof exceed the amount of the Cap.

5.4 Covenants of Seller. Seller hereby covenants with Purchaser as follows:

(a) From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall use reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof.

(b) Seller shall use reasonable efforts (but without obligation to incur any cost or expense) to obtain and deliver to Purchaser prior to Closing, a written estoppel certificate, in the form of Exhibit K attached hereto and made a part hereof, signed by the tenant under the Lease. An estoppel certificate shall not be deemed unsatisfactory merely because any tenant qualifies any statement or certification therein by an “actual knowledge” standard or similar provision. A signed certificate is referred to herein as a “Tenant Estoppel”. A Tenant Estoppel shall be acceptable to Purchaser so long as it confirms the following: (a) the documents encompassing the Lease in its entirety, including any side letter agreements; (b) to tenants knowledge, neither the landlord nor tenant under the Lease are in material default under the Lease; (c) the lease term, current rental amounts, and date through which rent is paid are as referenced in the Lease and rent rolls provided to Purchaser; (d) any remaining renewal options; and (e) any purchase rights, termination rights or expansion options.

(c) Seller will not modify or renew the Lease or any Operating Agreements or enter into any new leases or contracts affecting the occupancy or operations of the Property without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

(d) Seller shall send notices to terminate all contracts, except the Lease and the Operating Agreements with Electro Watchman, Inc. and Albrecht Company (together, the “Assumed Operating Agreements”), on or before the Closing Date. Purchaser shall pay for any fees owing under the terminated Operating Agreements after the Closing up to one month’s service fee.

(e) Any insurance policies maintained by Seller relating to the Property shall remain continuously in force through and including the Closing Date.

5.5 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller:

(a) Organization and Authority. Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so.

(b) Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

5.6 Survival of Purchaser’s Representations and Warranties. The representation and warranties of Purchaser set forth in Section 5.5(a) hereof shall survive Closing and shall be a continuing representation and warranty without limitation. All other representations and warranties of Purchaser shall survive Closing for a period of one hundred and eighty (180) days. No claim for a breach of any representation or warranty of Purchaser shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Seller prior to Closing, (b) unless the valid claims for all such breaches collectively aggregate more than Fifty Thousand Dollars ($50,000), in which event the full amount of such claims shall be actionable, and (c) unless written notice containing a description of the specific nature of such breach shall have been given by Seller to Purchaser prior to the expiration of said one hundred and eighty (180) day period and an action shall have been commenced by Seller against Purchaser within ninety (90) days after the termination of the survival period provided for above in this Section 5.6. In no event shall Purchaser’s aggregate liability to Seller for breach of any representation or warranty of Purchaser in this Agreement exceed the amount of the Cap.

5.7 Covenants of Purchaser. Purchaser hereby covenants with Seller that Purchaser shall, in connection with its investigation of the Property during the Inspection Period, inspect the Property for the presence Hazardous Materials, and upon a termination of this Agreement not caused by the default of Seller, shall, upon the request of Seller, furnish to Seller copies of any reports received by Purchaser in connection with any such inspection. Upon a termination of this Agreement not caused by the default of Seller and upon request of Seller, Purchaser shall also furnish to Seller copies of any other reports received by Purchaser relating to any other inspections of the Property conducted on Purchaser’s behalf, if any (including, specifically, without limitation, any reports analyzing compliance of the Property with the provisions of the Americans with Disabilities Act (“ADA”), 42 U.S.C. §12101, et seq., if applicable). The provisions of this Section shall survive Closing or any early termination of this Agreement.

ARTICLE VI

DEFAULT

6.1 Default by Purchaser. IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO ANY DEFAULT BY PURCHASER HEREUNDER, THEN SELLER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT AND TO RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO PURCHASER’S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT PURCHASER’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS HEREOF.

SELLER:	/s/ DW	PURCHASER:	/s/ MAS

6.2 Default by Seller. If Seller fails to consummate this Agreement for any reason other than Purchaser’s default or the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Earnest Money and Seller shall reimburse Purchaser for all of Purchaser’s third-party, out-of-pocket expenses in connection with its negotiation and performance of this Agreement (including, without limitation, reasonable attorney’s fees) in an amount not to exceed Thirty Thousand and 00/100 Dollars ($30,000.00), which return and reimbursement shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller’s obligation to execute the documents required to convey the Property to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives its rights to seek damages in the event of Seller’s default hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money and its third-party expenses if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before fifteen (15) days following the date upon which Closing was to have occurred.

ARTICLE VII

RISK OF LOSS

7.1 Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller’s option, assigns to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. If Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended up to a maximum of fifteen (15) days in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy and any self-insurance amount. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.2 Major Damage. In the event of a “major” loss or damage, either Seller or Purchaser may terminate this Agreement by written notice to the other party, in which event the Earnest Money shall be returned to Purchaser. If neither Seller nor Purchaser elects to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Seller and Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller’s option, either (a) perform any necessary repairs, or (b) assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. If Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy and any self-insurance amount. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.3 Definition of “Major” Loss or Damage. For purposes of Sections 7.1 and 7.2 hereof, “major” loss or damage refers to the following: (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than TWO HUNDRED FIFTY THOUSAND and No/100 Dollars ($250,000), and (ii) any loss due to a condemnation which permanently and materially impairs the current use of the Property. If Purchaser does not give notice to Seller of Purchaser’s reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

ARTICLE VIII

COMMISSIONS

8.1 Brokerage Commissions. In the event the transaction contemplated by this Agreement is consummated, but not otherwise, Seller agrees to pay to Northstar Partners (the “Broker”) at Closing a brokerage commission pursuant to a separate written agreement between Seller and Broker. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder other than the Broker by, through or on account of any acts of said party or its representatives, said party will indemnify and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this Section 8.1 shall survive Closing or earlier termination of this Agreement.

ARTICLE IX

DISCLAIMERS AND WAIVERS

9.1 No Reliance on Documents. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report or in verbal communication.

9.2 Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER’S LIMITED WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR

COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT AS SET FORTH IN THIS AGREEMENT, PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. AS PART OF THE PROVISIONS OF THIS SECTION 9.2, BUT NOT AS A LIMITATION THEREON, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT THE MATTERS RELEASED HEREIN ARE NOT LIMITED TO MATTERS WHICH ARE KNOWN OR DISCLOSED.

9.3 Effect and Survival of Disclaimers. Seller and Purchaser acknowledge that the compensation to be paid to Seller for the Property has been decreased to take into account that the Property is being sold subject to the provisions of this Article IX. Seller and Purchaser agree that the provisions of this Article IX shall survive Closing.

ARTICLE X

MISCELLANEOUS

10.1 Confidentiality. Purchaser and its representatives shall hold in strictest confidence all data and information obtained with respect to Seller or its business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Purchaser may disclose such data and information to the employees, consultants, accountants and attorneys of Purchaser advises such person in writing to treat such data and information confidentially. Purchaser’s obligations under this Section 10.1 shall not apply to information which (i) is or becomes generally available to the public other than as a result of a disclosure by Purchaser; or (ii) was within the possession of the Purchaser prior to its being furnished to the Purchaser by or on behalf of Seller, provided that the source of such information was not known or reasonably suspected by the Purchaser to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Seller with respect to such information. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 10.1, Seller shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach.

10.2 Public Disclosure. Prior to Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller and their respective counsel. Neither Seller nor Purchaser will object to any such release required by law or regulation of any governmental authority or self-regulatory organization (i.e., NYSE, NASD).

10.3 Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

10.4 Assignment. Seller shall not have the right to convey, transfer or assign its interest in this Agreement or in the Property. Purchaser may assign its rights under this Agreement to any entity which Purchaser controls or any entity that is under common control with Purchaser. For purposes of this Section, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity in question, whether by the ownership of voting securities, contract or otherwise. Except as provided above, Purchaser may not assign its rights under this Agreement without first obtaining Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion.

10.5 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:	c/o Wells Real Estate Funds, Inc.
6200 The Corners Parkway, Suite 250 Norcross, Georgia 30092
Attention: F. Parker Hudson, Managing Director of Dispositions
Telecopy: (770) 243-4684

with a copy to:	DLA Piper US LLP
203 N. LaSalle, Suite 1900 Chicago, Illinois 60601
Attention: Peter B. Ross, Esq.
Telecopy: (312) 630-7332

with an additional copy to:	DLA Piper US LLP
1200 19th Street, N.W. Washington, D.C. 20036-2412
Attention: Jeffrey R. Keitelman, Esq.
Telecopy: (202) 689-7460

If to Purchaser:	AMB Property II, L.P.
One O’Hare Centre
6250 North River Road, Suite 1100 Rosemont, Illinois 60018
Attention: Brian Scruggs
Fax No.: (847) 556-6574

with a copy to:	Dykema Gossett PLLC
39577 Woodward Avenue, Suite 300 Bloomfield Hills, Michigan 48304
Attention: Kyle R. Hauberg, Esq.
Fax No.: (248) 203-0763

If to Escrow Agent:	Chicago Title Insurance Company
4170 Ashford Dunwoody Road, Suite 460 Atlanta, GA 30319
Attention: Judy Stillings
Telecopy: (404) 303-6307

10.6 Binding Effect. This Agreement shall not be binding in any way upon Seller unless and until Seller shall execute and deliver the same to Purchaser.

10.7 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

10.8 Time of the Essence. All times, wherever specified herein for the performance by Seller or Purchaser of their respective obligations hereunder, are of the essence of this Agreement.

10.9 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5 p.m., local time.

10.10 Successors and Assigns. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

10.11 Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

10.12 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property.

10.13 Reporting Requirements. Title Company is designated the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury

Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Company shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Title Company shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation.

10.14 Counterparts. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

10.15 1031 Exchange. If so requested by either Purchaser or Seller, the other party agrees to cooperate with the requesting party in effectuating the purchase and sale of the Property by means of an exchange of “like kind” property under Section 1031 of the Internal Revenue Code of 1986, as amended.

10.16 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

10.17 Applicable Law. THIS AGREEMENT IS PERFORMABLE IN THE STATE OF MINNESOTA AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE STATE OF MINNESOTA. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF MINNESOTA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE OF MINNESOTA. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 10.17 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

10.18 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party (including, without limitation, Title Company and Broker), and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.19 Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

(a)	Exhibit A - Legal Description of the Land

(b)	Exhibit B - Personal Property

(c)	Exhibit C - Lease Schedule

(d)	Exhibit D - Operating Agreements Schedule

(e)	Exhibit E Deed

(f)	Exhibit F Bill of Sale

(g)	Exhibit G Assignment of the Lease

(h)	Exhibit H Assignment of Operating Agreements and Intangibles

(i)	Exhibit I Notice to Tenant

(j)	Exhibit J FIRPTA Certificate

(k)	Exhibit K Tenant Estoppel

(l)	Exhibit L Seller Deliveries

10.20 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

10.21 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.22 Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

10.23 Survival. The provisions of the following Sections of this Agreement shall survive Closing and shall not be merged into the execution and delivery of the Deed: 3.1(c); the last paragraph of Section 4.2; 4.5; 4.6, 5.3; 5.6; 5.7; 8.1; 9.3; 10.1; 10.2, 10.12; 10.13; 10.17; and 10.18.

10.24 Title Company’s Agreement. Title Company, as escrow agent, is executing this Agreement to confirm its agreement to serve as escrow agent hereunder in accordance with the terms set forth in this Agreement and the separate escrow agreement referenced in Section 1.6 hereof.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

Fund XIII and Fund XIV Associates, a Georgia joint venture partnership

By:	Wells Real Estate Fund XIII, L.P., a Georgia limited partnership, its Joint Venture Partner

	By:	Wells Capital, Inc., a Georgia corporation, as General Partner

		By:	/s/ Douglas P. Williams
		Name:	Douglas P. Williams
		Title:	Senior Vice President

By:	Wells Real Estate Fund XIV, L.P., a Georgia limited partnership, its Joint Venture Partner

	By:	Wells Capital, Inc., a Georgia corporation, as General Partner

		By:	/s/ Douglas P. Williams
		Name:	Douglas P. Williams
		Title:	Senior Vice President

PURCHASER:

AMB Institutional Alliance Fund III, L.P., a Delaware limited partnership

By:	AMB Property, L.P., a Delaware limited partnership, its general partner

	By:	AMB Property Corporation, a Maryland corporation its general partner

		By:	/s/ Mark A. Saturno
		Name:	Mark A. Saturno
		Its:	Senior Vice President

TITLE COMPANY:

Chicago Title Insurance Company:

Subject to the attached Conditions of Escrow

By:	/s/ Judy A. Stillings
Its:	Judy A. Stillings

Exhibit A

LEGAL DESCRIPTION OF THE LAND

Real property in the City of Brooklyn Park, County of Hennepin, State of Minnesota, described as follows:

Parcel 1:

Lot 1, Block 1, Crosstown North Business Center 7, according to the recorded plat thereof (filed for record in the Registrar of Titles Office November 14, 2003, as Doc. No. 3876452, and in the County Recorder’s Office November 17, 2003, as Doc. No. 8227296), Hennepin County, Minnesota.

(Abstract and Torrens property, Certificate No. 1117784)

Parcel 2:

Nonexclusive private driveway easement for the benefit of Parcel 1 for vehicular and pedestrian ingress and egress pursuant to Declaration of Private Driveway Easement dated October 30, 2003, recorded November 14, 2003, as Registrar of Titles Document No. 3876453 and recorded November 17, 2003, as County Recorder Document No. 8227294.

(Affects Abstract and Torrens property, Certificate No. 1117785)

1